Exhibit 99.1

Independent Auditors’ Report

To the Board of Directors and

Shareholders of

Calpian, Inc.

Report on the Financial Statements

We have audited the accompanying combined carve-out financial statements of the United States Operations of Calpian, Inc. (the "U.S. Operations"), which comprise the combined carve-out balance sheets as of March 31, 2015 and 2014, and the related statements of operations, parents’ equity, and cash flows for the years then ended, and the related notes to the combined carve-out financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined carve-out financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined carve-out financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined carve-out financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined carve-out financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined carve-out financial statements referred to above present fairly, in all material respects, the financial position of the U.S. Operations as of March 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter - Going Concern

The accompanying combined carve-out financial statements have been prepared assuming that the U.S. Operations will continue as a going concern. As discussed in Note 2, the U.S. Operations has experienced recurring operating losses and negative cash flows from operating activities. These conditions raise substantial doubt about the U.S. Operations' ability to continue as a going concern. The combined carve-out financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Emphasis of Matter - Subsequent Event

These combined carve-out financial statements may not necessarily reflect the U.S. Operations’ financial position, results of operations, and cash flows for future periods, and they may not reflect the financial position, results of operations, and cash flows that would be realized had the US Operations been a stand-alone entity during the years presented.

Without qualifying our opinion, we draw attention to Note 19 to the combined carve-out financial statements, which indicates that Calpian, Inc. sold substantially all of the U.S. Operations on November 30, 2015.

/s/ Liggett & Webb P.A.
Liggett & Webb P.A.

New York, New York

February 3, 2016

CALPIAN, INC.
(U.S. OPERATIONS ONLY)
COMBINED CARVE-OUT BALANCE SHEETS
See Independent Auditors' Report

	March 31, 2015	March 31, 2014
ASSETS
Current Assets
Cash and equivalents	$559,585	$7,674,586
Accounts receivable	505,353	213,888
Restricted cash	51,494	52,994
Other current assets	612,250	612,304
Total current assets	1,728,682	8,553,772
Property and equipment, net	241,397	289,651
Residual portfolios	7,387,356	9,095,133
Equity investments	241,288	90,000
Deferred financing costs	108,042	324,126
Goodwill	—	2,341,928
Other intangible assets, net	107,211	169,847
Other non-current assets	863,028	756,962
Total assets	$10,677,004	$21,621,419
LIABILITIES AND PARENTS' DEFICIT
Current Liabilities
Accounts payable	$739,990	$646,983
Accrued liabilities	902,960	1,003,225
Related party payables	717,486	725,286
Current portion of long-term debt	2,404,463	7,260,800
Total current liabilities	4,764,899	9,636,294
Long-term debt	12,159,796	13,374,296
Total liabilities	16,924,695	23,010,590
Commitments and contingencies (Note 15)
Parents' Deficit	(6,247,691)	(1,389,171)
Total liabilities and parents' deficit	$10,677,004	$21,621,419

The accompanying notes are an integral part of these combined carve-out financial statements.

2

CALPIAN, INC.
(U.S. OPERATIONS ONLY)
COMBINED CARVE-OUT STATEMENTS OF OPERATIONS
See Independent Auditors' Report

	Year Ended March 31,
	2015	2014
Revenues
Residual portfolios	$3,662,690	$3,777,484
Processing fees	17,002,624	19,304,740
Other	1,559,409	2,095,721
Total revenues	22,224,723	25,177,945
Cost of revenues
Residual portfolio amortization	1,150,569	1,192,360
Processing and servicing	14,350,913	15,994,696
Other	723,494	940,107
Total cost of revenues	16,224,976	18,127,163
Gross profit	5,999,747	7,050,782
General and administrative expenses
Salaries and wages	5,585,029	3,156,062
Selling, general and administrative	5,703,661	7,915,671
Depreciation and amortization	176,413	128,647
Total general and administrative	11,465,103	11,200,380
Operating loss	(5,465,356)	(4,149,598)
Other income (expenses)
Interest expense	(3,056,181)	(3,143,617)
Equity investment gain	29,288	1,191,374
Gain on legal settlement	340,642	—
Gain on sale of assets	5,314,744	1,761
Loss on goodwill impairment	(2,341,928)	—
Total other income (expenses)	286,565	(1,950,482)
Net loss before income taxes	(5,178,791)	(6,100,080)
Income tax expense	—	—
Net loss	$(5,178,791)	$(6,100,080)

The accompanying notes are an integral part of these combined carve-out financial statements.

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CALPIAN, INC.
(U.S. OPERATIONS ONLY)
COMBINED CARVE-OUT STATEMENTS OF CASH FLOWS
See Independent Auditors' Report

	Year Ended March 31,
	2015	2014
OPERATING ACTIVITIES
Net loss	$(5,178,791)	$(6,100,080)
Adjustments to reconcile net loss to cash used in operating activities
Gain on equity investment	(29,288)	(1,191,374)
Deferred financing cost amortization	216,084	216,084
Portfolio amortization	2,103,521	2,248,740
Subordinated note discount amortization	410,697	423,529
Depreciation and amortization	176,413	128,647
Gain on sale of residual portfolio	(5,314,744)	—
Impairment of intangibles and loss on equipment disposal	—	70,135
Impairment of goodwill	2,341,928	—
Stock based compensation	1,240,139	360,005
Deferred consulting fee amortization	425,310	—
Equity awards issued for services	396,124	458,124
Changes in operating assets and liabilities:
Accounts receivable	(291,465)	245,579
Other assets	(106,012)	(600,929)
Related party payables	(7,800)	331,697
Accounts payable	93,007	530,218
Accrued liabilities	(100,265)	425,304
Net cash (used in) operating activities	(3,625,142)	(2,454,321)
INVESTING ACTIVITIES
Business acquisition, net of cash acquired	—	301,341
Contribution to equity method investment	(122,000)	(90,000)
Investment in residual portfolios	(3,226,550)	—
Proceeds from sale of residual portfolios	7,500,000	—
Purchases of property and equipment	(49,725)	(242,496)
Acquisition of intangible assets	—	(52,054)
Net cash provided by (used in) investing activities	4,101,725	(83,209)
FINANCING ACTIVITIES
Payments on notes payable	(6,651,888)	—
Borrowings on senior and subordinate notes	1,175,000	3,300,050
Net investment (to) from parent	(2,116,196)	6,322,376
Change in restricted cash	1,500	3,973
Net cash (used in) provided by financing activities	(7,591,584)	9,626,399
Net change in cash and cash equivalents	(7,115,001)	7,088,869
Cash and cash equivalents at beginning of year	7,674,586	585,717
Cash and cash equivalents at end of year	$559,585	$7,674,586
Supplemental disclosures (Note 18)

The accompanying notes are an integral part of these combined carve-out financial statements.

4

CALPIAN, INC.
(U.S. OPERATIONS ONLY)
COMBINED CARVE-OUT STATEMENT OF PARENTS' DEFICIT
See Independent Auditors' Report

Balance, March 31, 2013	$(5,776,253)

Investment from Parent (cash and non-cash items)	10,487,162
Net loss	(6,100,080)
Balance, March 31, 2014	(1,389,171)

Net investment by Parent (cash and non-cash items)	320,271
Net loss	(5,178,791)
Balance, March 31, 2015	$(6,247,691)

See accompanying notes to the combined carve-out financial statements.

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CALPIAN, INC.
(U.S. OPERATATIONS ONLY)
NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS
For the years ending March 31, 2015 and 2014

1 - OVERVIEW

U.S. Operations of Calpian, Inc.

Calpian, Inc. includes three business segments with two segments with principal operations in the United States (Residual Portfolios and Merchant Processing Services) and one segment with principal operations in India (Money-on-Mobile).

In these combined carve-out financial statements, references to the "U.S. Operations,” “we,” “us,” and “our” collectively refers to Calpian, Inc., its wholly-owned United States subsidiary, Calpian Commerce, Inc. (“Calpian Commerce”), and its partially-owned joint venture, Calpian Residual Acquisition, LLC. All inter-company accounts and transactions have been eliminated in the accompanying combined carve-out financial statements.

The U.S. Operations includes two distinct business segments: residual portfolios and merchant payment processing services. These carve-out combined financial statements exclude the financial results of the Money-on-Mobile business segment.

Residual portfolios

Small and medium-sized retail merchants typically buy credit card processing and acquiring services from independent sales organizations (“ISOs”). ISOs are sales agents authorized by one or more credit card processors to sell processing and acquiring services on their behalf. ISOs facilitate the merchant’s application for processing and acquiring services through approvals, credit checks, guarantees, etc. that are required before the merchant can be approved to accept consumer credit card payments. ISOs then receive payments from the processor, as a commission, based on a percentage of future credit card transaction dollars that are processed on behalf of those merchants gathered by the ISO. These future payment streams paid to the ISO by the processor are called residuals. We purchase portfolios of residuals from ISOs at a discounted present value rate, and then we collect the future cash payments from the processors as future credit card transactions occur.

Merchant payment processing services

Through Calpian Commerce, we are an integrated provider of merchant payment processing services and related software products throughout the United States. The segment delivers credit and debit card-based payment processing solutions, primarily to small and medium-sized merchants who operate either in physical business environment, over the Internet, or in mobile or wireless settings via cellular-based wireless devices that the segment sells.

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Preparation of Financial Statements

Due to the inherent limitations of carving out net assets and activities from a larger consolidated entity, these carve-out financial statements may not necessarily reflect the U.S. Operations’ financial position, results of operations, and cash flows for future periods, and they may not reflect the financial position, results of operations, and cash flows that would be realized had the U.S. Operations been a stand-alone entity and not part of a larger consolidated entity during the years presented.

These combined carve-out financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S.”).

Use of Estimates and Judgments

The preparation of the combined carve-out financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Our management regularly evaluates estimates and judgments based on historical experience and other relevant facts and circumstances. Actual results could differ from those estimates. Significant estimates relate to the allowances for tax assets, the assumptions used to value stock option awards, estimates of future cash flows used to evaluate the fair value of long-lived assets, revenues earned from percentage of completion contracts and the period in which such revenues should be recorded, and the allocation of expenses to the U.S. Operations. Included in general and administrative expenses are the salaries and related expenses, office and selling, general and administrative expenses incurred by the U.S. Operations. Salaries and related expenses include the salaries, commissions, payroll taxes and employee benefits, executive level employees, administrative staff and other employees. Selling and general and general administrative expenses include selling costs, occupancy and maintenance, utilities, travel expenses, professional fees (including costs of being a public company) and other administrative costs.

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Going Concern

The U.S. Operations’ combined carve-out financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The U.S. Operations has historically reported net losses for the years ended March 31, 2015 and 2014. These conditions raise substantial doubt about the U.S. Operations' ability to continue as a going concern. The accompanying combined carve-out financial statements do not include any adjustments that might be necessary if the U.S. Operations is unable to continue as a going concern.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. We believe the carrying values of cash and equivalents, accounts receivable, other current assets, accounts payable, accrued expenses, and interest payable approximate their fair values. Additionally, we believe the carrying value of its senior notes, subordinated notes, and note payable approximate the estimated fair value for debt with similar terms, interest rates, and remaining maturities currently available to companies with similar credit ratings. We determined that there were no items to be measured at fair value on a recurring basis as of March 31, 2015 and 2014.

The estimated fair value of our common stock issued in share-based payments is measured by the more relevant of: (i) the prices received in private placement sales of our stock or; (ii) its publicly-quoted market price. We estimate the fair value of warrants, other than those included in common stock unit purchases, and stock options when issued or vested using the Black-Scholes option-pricing model which requires the input of highly subjective assumptions. Recognition in shareholders’ equity and expense of the fair value of stock options awarded to employees is on the straight-line basis over the requisite service period and, for grants to non-employees, when the options vest. The fair value of exercisable warrants on the date of issuance issued in connection with debt financing transactions or for services are deferred and expensed over the term of the debt or as services are performed.

Cash and Equivalents

We consider cash, deposits, and short-term investments with original maturities of three months or less as cash and equivalents. Our deposits at financial institutions at times exceed amounts covered by U.S. Federal Deposit Insurance Corporation insurance.

Restricted Cash

Amounts designated by management for specific purposes, including withholdings from merchants to collateralize their contingent liabilities and processing reserves, and by contractual terms of debt agreements are considered restricted cash. As of March 31, 2015 and 2014 we held as merchant reserves $51,494 and $52,994, respectively.

Accounts Receivable

Accounts receivable represents the uncollected portion of amounts recorded as revenues. Management performs periodic analyses to evaluate all outstanding accounts receivable to estimate an allowance for doubtful accounts that may not be collectible, based on the best facts available to management. Management considers historical collection patterns, accounts receivable aging trends and specific identification of disputed invoices in its analysis. After all reasonable attempts to collect a receivable have failed, the receivable is directly written off. As of March 31, 2015 and 2014, the balance of the allowance for doubtful accounts was $69,310 and $29,826, respectively, and there were no customers that possessed a balance greater than 10%.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization, using the straight-line method based on estimated useful lives of three to five years. Repairs and maintenance are charged to expense as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the asset's carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the combined carve-out statements of operations.

Residual Portfolios

Residual portfolios represent investments in (purchases of) recurring monthly residual income streams derived from credit card processing fees paid by merchants in the United States indirectly to third parties. We purchase portfolios of recurring monthly residual income streams from ISOs as long-term investments. We value the recurring monthly residual income streams on a net present value basis and acquire the recurring monthly residual income stream through a negotiated agreement with the ISO. Residual portfolios are recorded at cost and amortized over an estimated 10 year life into Cost of revenues in the Statement of Operations. Each residual portfolio is amortized based on the percentage of actual cash received to total expected future cash flows adjusted for the expected attrition of the portfolio. The recurring monthly residual income streams are paid by processors to us on a monthly basis. Although history within the industry indicates the cash flows from such income streams are reasonably predictable, the future cash flows are predicated on consumers continued use of credit and debit cards to purchase goods and services from merchants having our service to accept electronic payments. Quarterly, we evaluate our cash flow estimates and prospectively adjust future amortization.

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Deferred Consulting Fees

At various times, we have executed vendor agreements where common stock is issued for services. We record the estimated value of the services as Other Current Assets in the Combined Carve-out Balance Sheet with a corresponding credit to Investment from parent. Subsequently, during the term of the contract, we record a charge to selling, general and administrative expense to the Combined Carve-out Statement of Operations as the vendor services are performed and simultaneously records a corresponding decrease to the asset balance.

Deferred Financing Costs

We capitalize third-party costs paid to obtain its debt financing. Capitalized costs are then amortized using a straight-line basis over the related debt term into interest expense.

Goodwill

Goodwill consists of the cost of our acquired businesses in excess of the fair value of the identifiable net assets acquired and is allocated to reporting units based on the relative fair value of the future benefit of the purchased operations to our existing business units as well as the acquired business unit.

We perform an annual impairment assessment in the fourth quarter of each fiscal year, or more frequently if indicators of potential impairment exist, to determine whether it is more likely than not that the fair value of a reporting unit in which goodwill resides is less than its carrying value. We have elected to first assess the qualitative factors to determine whether it is more likely than not that the fair value of our single reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment under Accounting Standards Update (ASU) No. 2011-08, Goodwill and Other (Topic 350): Testing Goodwill for Impairment, issued by the Financial Accounting Standards Board (FASB). Qualitative factors considered in this assessment include industry and market considerations, overall financial performance, and other relevant events and factors affecting the reporting unit. If we determine that it is more likely than not that its fair value is less than its carrying amount, then the two-step goodwill impairment test is performed. The first step, identifying a potential impairment, compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds its fair value, the second step would need to be performed; otherwise, no further step is required. The second step, measuring the impairment loss, compares the implied fair value of the goodwill with the carrying amount of the goodwill. Any excess of the goodwill carrying amount over the applied fair value is recognized as an impairment loss, and the carrying value of goodwill is written down to fair value.

Calpian Commerce's annual impairment assessment for the year ended March 31, 2015 resulted an impairment loss of $2,341,928 as a result of the sale of a significant operating asset. We utilized the discounted cash flow method under the income approach to estimate fair value. The key assumptions used in this valuation model include discount rates, growth rates, cash flow projections and terminal value rates. Discount rates, growth rates and cash flow projections are the most sensitive and susceptible to change as they require significant management judgment. Discount rates are determined by using a weighted average cost of capital ("WACC"), which considers market and industry data as well as our specific risk factors for each reporting unit in determining the appropriate discount rates to be used. Using historical and projected data, growth rates and cash flow projections are generated for each reporting unit. Terminal value rate determination follows common methodology of capturing the present value of perpetual cash flow estimates beyond the last projected period assuming a constant WACC and low long-term growth rates.

We compared the results of the discounted cash flow model by using a comparable transaction method, which is a market-based approach. The implied fair value of goodwill is equivalent to the excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities, as if Calpian Commerce had been acquired in a business combination. As a result of our analysis, Calpian Commerce's carrying value of goodwill exceeded the implied fair value. The result was an impairment loss recognized in the amount of the excess.

Intangible Assets

Intangible assets consist of software (excluding computer software), customer lists, trademarks, and domain names acquired through business combinations, or consists of software developed or obtained for internal use, as well as software intended for resale. Costs to develop internal use computer software during the application development stage are capitalized on a per project basis and are amortized on a straight line basis over its useful life. Capitalized costs for internally developed software during the years ended March 31, 2015 and 2014 totaled $31,543 and $0, respectively.

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Costs for software developed for resale are expensed as incurred until technological feasibility is established, capitalized once technological feasibility occurs, including costs for coding and testing, and expensed once the software is available for release to customers. Capitalized costs for software available for sale are amortized over the greater of the amounts computed for the (1) expected revenue to total anticipated revenue or (2) straight line basis over its estimated useful life. Capitalized costs for software developed for resale during the years ended March 31, 2015 and 2014 totaled $0 and $40,072.

The weighted average amortization period is five years for customer lists, acquisition costs and trademarks, five years for internal use software, three years for software developed for resale and domain names are not amortized.

Capitalized finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. Indefinite-lived assets are not amortized, but reviewed at least annually for potential impairment.

Impairment of Long-Lived Assets

In addition to the annual goodwill impairment test, long-lived assets, including property and equipment and other intangible assets, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value. In addition to the recoverability assessment, we routinely review the remaining estimated useful lives of property and equipment and finite-lived intangible assets. If we reduce the estimated useful life assumption for any asset, the remaining unamortized balance would be amortized or depreciated over the revised estimated useful life. There were no adjustments to the carrying value or useful lives of long-lived assets (other than goodwill) during the years ended March 31, 2015 or 2014.

Revenue Recognition

We recognize revenue when (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been performed; (3) the price is fixed or determinable; and (4) collectability is reasonably assured. The U.S. Operations have two primary revenue streams: residual portfolios and merchant payment processing fees.

The following revenue recognition policies define the manner in which we account for sales transactions by revenue category.

1.     Merchant Payment Processing Fees

We derive revenues primarily from the electronic processing of credit, charge and debit card transactions that are authorized and captured through third-party networks. Typically, merchants are charged for these processing services based on a percentage of the dollar amount of each transaction and in some instances, additional fees are charged for each transaction. Certain merchant customers are charged a flat fee per transaction and may also be charged miscellaneous fees, including fees for handling chargebacks, monthly minimums, equipment rentals, sales or leasing and other miscellaneous services. Processing fees are recorded as revenue in the period we receive payment for the transactions as this is when fees are considered earned.

Generally, revenues are reported gross of amounts paid to sponsor banks, as well as interchange and assessments paid to credit card companies (MasterCard and Visa), as we deem Calpian Commerce as the primary obligor, bearing the credit risk or the ultimate responsibility for the merchant accounts. Included in cost of goods and services sold are the expenses covering interchange and bank processing expenses directly attributable to processing fee revenues are recognized in cost of revenues in the same period as the related revenue. Revenues generated from certain portfolios are reported net of interchange, where we are not the primary obligor and may not have credit risk, or the ultimate responsibility for the merchant accounts.

2.     Residual portfolios

Residual portfolios represent investments in (purchases of) recurring monthly residual income streams derived from credit card processing fees paid by merchants in the United States indirectly to third parties. We purchase portfolios of recurring monthly residual income streams from ISOs as long-term investments. We value the recurring monthly residual income streams on a net present value basis and acquire the recurring monthly residual income stream through a negotiated agreement with the ISO. Residual portfolios are recorded at cost and amortized over an estimated 10 year life into cost of revenues. Each residual portfolio is amortized based on the percentage of actual cash received to total expected future cash flows adjusted for the expected attrition of the portfolio. The recurring monthly residual income streams are paid by processors to us on a monthly basis. Although history within the industry indicates the cash flows from such income streams are reasonably predictable, the future cash flows are predicated on consumers continued use of credit and debit cards to purchase goods and services from merchants having our service to accept electronic payments. Quarterly, we evaluate our cash flow estimates and prospectively adjust future amortization.

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Income Taxes

Deferred income taxes are recognized for the future income tax effects of differences in the carrying amounts of assets and liabilities for financial reporting and income tax return purposes, including undistributed foreign earnings and losses, using enacted tax laws and rates. A valuation allowance is recognized if it is more likely than not that some or all of a deferred tax asset may not be realized. Tax liabilities, together with interest and applicable penalties included in the income tax provision, are recognized for the benefits, if any, of uncertain tax positions in the financial statements which, more likely than not, may not be realized.

Advertising

Advertising costs are expensed as incurred. During the years ended March 31, 2015 and 2014, advertising expense was $69,073 and $37,602, respectively.

Recent Accounting Pronouncements

In April 2014, the FASB issued an accounting update which amended the definition of a discontinued operation with ASU 2014-08. The new definition limits discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have or will have a major effect on an entity's operations and financial results. The new definition includes an acquired business that is classified as held for sale at the date of acquisition. The accounting update requires new disclosures of both discontinued operations and a disposal of an individually significant component of an entity. The accounting update is effective for annual and interim periods beginning on or after December 15, 2014. This guidance will be effective for us in the first quarter of its fiscal year beginning April 1, 2015. The adoption of this guidance is not expected to have a material impact on our financial position, overall results of operations or cash flows.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements-Going Concern.” ASU 2014-15 defines management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 is effective in the annual period ending after December 15, 2016. The adoption of this guidance is not expected to have a material impact on our financial position, overall results of operations or cash flows.

In April 2015, the FASB issued ASU 2015-03 “Simplifying the Presentation of Debt Issuance Costs.” The standard requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct reduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this standards update. The new guidance is effective for annual reporting periods beginning after December 15, 2015, including interim periods within that reporting period and early adoption is permitted. The adoption of this guidance is not expected to have a material impact on our financial position, overall results of operations or cash flows.

In July 2015, the FASB issued ASU 2015-11, "Inventory: Simplifying the Measurement of Inventory". The amendments in this ASU require inventory measurement at the lower of cost and net realizable value. The amendments in this ASU are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Earlier application is permitted by all entities as of the beginning of an interim or annual reporting period. The adoption of this guidance is not expected to have a material impact on our financial position, overall results of operations or cash flows.

In August 2015, the FASB issued ASU No. 2015-14, which defers the effective date by one year of ASU No. 2014-09, “Revenue from Contracts with Customers”. ASU No. 2014-09 provides guidance for revenue recognition. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under today’s guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. This guidance will be effective for us in the first quarter of its fiscal year beginning April 1, 2018. The adoption of this guidance is not expected to have a material impact on our financial position, overall results of operations or cash flows.

There are no other recently issued accounting pronouncements not yet adopted or recently issued pronouncements that we expect to have a material effect on the presentation or disclosure of our future consolidated operating results, cash flows or financial condition.

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3 - OTHER CURRENT ASSETS

At March 31, 2015 and 2014, other current assets consisted of the following:

	2015	2014
Current portion of deferred financing fees	$216,084	$216,084
Deferred consulting fees	242,399	239,889
Prepaid insurance and other	153,767	156,331
Total	$612,250	$612,304

4 - PROPERTY AND EQUIPMENT

At March 31, 2015 and 2014, property and equipment consisted of the following:

	2015	2014
Equipment	$219,446	$202,804
Computer Software	157,345	125,801
Furniture and fixtures	26,541	25,000
Leasehold improvements	4,810	4,810
Subtotal	408,142	358,415
Less accumulated depreciation	(166,745)	(68,764)
Property and equipment, net	$241,397	$289,651

For the years ended March 31, 2015 and 2014, depreciation expense was $97,981 and $68,764, respectively.

5 - RESIDUAL PORTFOLIOS

As of March 31, 2015, Calpian Commerce and Calpian Inc. sold merchant portfolio assets resulting in a cash payments of $7.5 million and a gain from the sale of these assets of $5.3 million in the combined carve-out statements of operations.

For the year-ended March 31, 2015 and 2014, CRA purchased residual portfolios totaling $3,226,550 and $0, respectively.

As of March 31, 2015, we expect annual amortization expense in each of the next five years to be as shown below with the remainder ranging over the succeeding six years. We estimate no residual value on our residual portfolios.

	Calpian, Inc.	Calpian Commerce	Total
2016	$1,025,862	$587,792	$1,613,654
2017	824,949	595,361	1,420,310
2018	658,544	467,743	1,126,287
2019	529,569	400,746	930,315
2020	425,854	343,345	769,199
Thereafter	769,607	757,984	1,527,591
Total	$4,234,385	$3,152,971	$7,387,356

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6 - VARIABLE INTEREST ENTITIES

Calpian - Granite Hill, L.P.

In January 2014, we formed Calpian Granite Hill, L.P., a joint venture with a party related to our senior lender, for the purpose of acquiring additional residual portfolios. As of March 31, 2015 and 2014, our equity investment balance was $241,288 and $90,000, respectively, for a 20% ownership as a limited partner.

Our assets measured at fair value on a non-recurring basis are summarized in the following tables by fair value measurement Level:

	Level 1	Level 2	Level 3	Total
Equity Investments as of March 31, 2014	$—	$—	$90,000	$90,000
Equity Investments as of March 31, 2015	$—	$—	$241,288	$241,288

Fair Value Measurements are defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants and is classified in one of the following three categories. There have been no changes in the methodologies used at March 31,

Level 1 – Quoted prices for identical instruments in active markets.

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Level 3 investments consist of investments in Calpian - Granite Hill, L.P.

A reconciliation of the beginning and ending balances for the investments using significant unobservable inputs (Level 3) for the two years ended March 31, 2015:

Carrying value, March 31, 2013	$—
Initial investment	130,361
Loss on equity investments	(40,361)
Carrying value, March 31, 2014	90,000
Additional investment	122,000
Income from equity investments	29,288
Fair value of equity investments as of March 31, 2015	$241,288

VARIABLE INTERST ENTITIES

A VIE is an entity that is evaluated for consolidation using more than a simple analysis of voting control. We consolidate our VIEs where we determine that we have both the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses or receive benefits from the VIE.

Calpian Residual Acquisition

Calpian, Inc. is exposed to operations and financial risk for its interest in Calpian Residual Acquisition ("CRA"). CRA is structured with six investors, including Calpian, Inc.. During fiscal year 2015 and 2014, certain of these investors contributed $1.2 million and $3.0 million, respectively. As part of this agreement, these investors received promissory notes, warrants to purchase Calpian, Inc. common stock and CRA Class A voting shares which do not participate in profits and losses. The investors can convert their outstanding promissory notes principal and accrued interest into shares of Calpian, Inc. stock. Calpian, Inc. owns 100% of CRA's Class B shares, which participate in profits and losses of CRA. Based on our analysis, we hold the power and rights to direct the most significant activities of Calpian Residual Acquisition and as a result the financial results have been combined in the accompanying carve-out financial statements as part of the Calpian, Inc. business segment. See footnote 11 - Debt for details on CRA issued senior promissory notes and warrants.

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7 – GOODWILL

The following table is a reconciliation of the carrying amount of goodwill:

Carrying value at March 31, 2013	$2,341,928
Carrying value at March 31, 2014	2,341,928
Impairment loss - Calpian Commerce	(2,341,928)
Carrying value at March 31, 2015	$—

During the fourth quarter of fiscal year 2015, Calpian Commerce sold a large percentage of its merchant processing portfolio. As part of our annual goodwill impairment test we have determined that after this asset sale, the remaining fair value of Calpian Commerce is less than its carrying value. The method used to determine the fair value was based on a weighted average of the income approach based on a discounted cash flow analysis and a market approach based on guideline public companies.

8 – OTHER INTANGIBLE ASSETS, NET

At March 31, 2015 and 2014, other intangible assets subject to amortization consisted of the following:

	2015	2014
Software development costs	$190,072	$189,351
Trademarks	19,115	19,115
	209,187	208,466
Less accumulated amortization	(121,976)	(58,619)
Total	$87,211	$149,847

For the years ended March 31, 2015 and 2014, the weighted average amortization period is approximately 3 years. For the years ended March 31, 2015 and 2014, amortization expense related to intangible assets was $63,357 and $58,619, respectively.

The table below provides details by year for our future amortization expense relating to other intangible assets subject to amortization:

Year ending March 31, 2016	$63,357
Year ending March 31, 2017	23,854
After	—
Total	$87,211

At March 31, 2015 and 2014, other intangible assets not subject to amortization consisted of the following:

	2015	2014
Domain names	20,000	20,000

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9 - OTHER NON-CURRENT ASSETS

At March 31, 2015 and 2014, other non-current assets consisted of the following:

	2015	2014
Deposits held by lenders	$396,200	$395,100
Deposits held by processors	450,008	350,000
Security and vendor deposits	16,820	11,862
Total	$863,028	$756,962

10 - ACCRUED LIABILITIES

At March 31, 2015 and 2014, accrued liabilities consisted of the following:

	2015	2014
Interest	$329,360	$409,870
Wages and benefits	475,394	324,711
Legal settlement	—	150,000
Professional fees	46,712	65,650
Merchant reserves	51,494	52,994
Total	$902,960	$1,003,225

11 - DEBT

As of March 31, 2015 and 2014, long term debt consisted of the following:

	2015	2014
Senior credit facility	$6,600,000	$13,170,000
Senior promissory notes	4,093,162	3,000,050
Subordinated notes payable	4,800,000	4,800,000
Convertible subordinated notes	—	300,000
Subtotal	15,493,162	21,270,050
Less: debt discount	(928,903)	(634,954)
	14,564,259	20,635,096
Less: current portion	(2,404,463)	(7,260,800)
Long term debt	$12,159,796	$13,374,296

Senior Credit Facility

In November 2012, we entered into a $5.0 million senior credit facility, amended in March 2013 to $14.5 million. Outstanding balances under the senior credit facility accrue interest at an annual rate of 13.2%, payable monthly in arrears. On August 8, 2014, the facility was amended to extend interest only payments through September 2015; thereafter, principal is payable in 25 equal monthly installments, plus accrued interest, until maturity in October 2017. In addition, the facility is subject to a facility growth fee of 4% of new borrowings arranged by the lender and 2% if arranged by others.

During the years ended March 31, 2015 and 2014, interest expense related to the senior credit facility, exclusive of accretion of debt discount and amortization of loan origination fees, was $1,359,048 and $1,812,504, respectively. For the years ended March 31, 2015 and 2014, amortized debt discount included in interest expense were $130,000 for both periods.

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Additional borrowings under the senior credit facility are limited to the acquisition of credit card residuals in the United States. Qualifying borrowing amounts are also limited by certain multiples of the expected monthly gross cash flow of the residuals, as measured immediately following the acquisition. The senior credit facility is secured by substantially all of the U.S. Operations' assets. The facility requires maintaining a minimum of $200,000 in cash and equivalents and meeting certain financial and financial reporting covenants. We obtained a covenant waiver for its financial reporting convent. In addition, we maintain a reserve deposit with the lender of $396,200 and $395,100 at March 31, 2015 and 2014, respectively, and is recorded in Other non-current assets in the combined carve-out balance sheet.

In March 2013, we issued 500,000 warrants to the senior credit facility lender. The aggregate fair value of the warrants, determined on the date of issuance using a Black Scholes valuation model was $325,000. In March 2014, the 500,000 warrants were cancelled in conjunction with raising $3.0 million in equity financing before April 2014.

Loan origination fees related to our senior credit facility are amortized through September 2016, the maturity date of the facility before the extension dated August 8, 2014, and are included in interest expense. For the years ended March 31, 2015 and 2014, amortized financing costs included in interest expense were $216,084 for each period.

For the years ended March 31, 2015 and 2014, we made principal payments on the senior credit facility of $6,570,000 and $0, respectively.

Senior Promissory Notes - Calpian Residual Acquisition, LLC

Calpian Residual Acquisition, LLC issued into $3.0 million and $1.0 million senior promissory notes to three investors in February 2014 and September 2014, respectively. Outstanding balances under the senior promissory notes accrue interest at an annual rate of 12%, payable monthly in arrears. Interest only is payable through February 2015; thereafter, principal is payable evenly for 48 months through maturity, February 2019. The $4.0 million notes are voluntarily convertible into common stock after December 31, 2014 at a conversion ratio of $2 per share of Calpian, Inc.'s common stock.

In March 2015, Calpian Residual Acquisition, LLC issued $175,000 senior promissory notes with separate investors and accrue interest at an annual rate of 8%, payable monthly in arrears. Interest only is payable through March 2016; thereafter, principal is payable evenly for 48 months through maturity, March 2020. During the year ended March 31, 2015 and 2014, interest expense related to the senior promissory notes was $438,081 and $40,000.

During the years ended March 31, 2015 and 2014, debt discount accreted into interest expense was $103,846 and $0. During the years ended March 31, 2015 and 2014, we made principal payments on the senior promissory notes of $81,888 and 0, respectively.

Subordinated Notes Payable

Our subordinated debt has been issued pursuant to a $3 million Subordinated Debt Offering and a separate $2 million Subordinated Debt Offering. Each offering is exempt from registration under Rule 506 of Regulation D of the Securities and Exchange Commission (“SEC”), as described in the Current Reports on Form 8-K filed on January 6, 2011 and August 10, 2012. The notes are secured by a first lien on substantially all of the U.S. Operations' assets, but are subordinated to the senior credit facility. The notes bear interest at a rate of 12% annually paid monthly in arrears.

On December 30, 2014, we amended the subordinated notes payable to extend the maturity to December 31, 2016. In consideration for the maturity extension, the notes were amended to add a conversion feature, which gives the note holder the option to convert the notes at a price equal to $1.00 per share of common stock. Furthermore, we have the option, upon three day prior written notice, to require the note holders to convert the outstanding principal of the note into Calpian Inc.'s common stock if the share price equals or exceeds $2.00 in any ninety (90) day trading period.

We also granted the note holders a warrant to purchase 200,000 shares of Calpian Inc.'s common stock for every $1,000,000 of outstanding principal at the time of the amendment. The 960,000 warrants were determined to have a fair value at the time of issuance of $442,400 using a Black Scholes valuation model. The modification date discount value is amortized over the remaining term of the modified debt, resulting in an effective interest rate of 16.75%. For the years ended March 31, 2015 and 2014, amortized debt discount included in interest expense were $191,967 and $179,892, respectively.

Convertible Subordinated Notes

During the year ended March 31, 2014, outstanding convertible subordinated note balances of $1,000,000 were converted into 666,667 shares of Calpian Inc.'s common stock. In July 2014, the outstanding convertible subordinated note balances of $300,000 were converted by the note holders into 150,000 shares of common stock at a conversion rate of $1.50 per share. For the years ended March 31, 2015 and 2014, debt discount accreted into interest expense was $250 and $45,722, respectively.

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For the years ended March 31, 2015 and 2014, interest expense related to the subordinated notes payable, exclusive of debt discount accretion, was $8,500 and $645,950, respectively.

Future principal payments due under our debt, excluding debt discounts of $928,903, for the fiscal years ending March 31, is as follows:

	2016	2017	2018	2019	Thereafter	Total
Senior credit facility	$1,584,000	$3,168,000	$1,848,000		$—	$6,600,000
Senior promissory notes	820,463	943,109	1,062,719	1,266,871	—	4,093,162
Subordinated notes payable	—	4,800,000	—	—	—	4,800,000
	$2,404,463	$8,911,109	$2,910,719	$1,266,871	$—	$15,493,162

12 - SHARE BASED PAYMENTS AND AWARDS

Warrants

We estimate the fair value of warrant granted using the Black-Scholes option valuation model. The expected life of warrant represents the term of warrant. The expected stock volatility is based on the average of historical volatility of the Calpian Inc.’s common stock and other subjective factors. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time awards are granted, and the expected dividend rate takes into account the absence of any historical payments and management’s intention to retain all earnings for future operations and expansion. Warrants issued for services included in selling, general and administrative expenses was $13,301 and $199,361 for the years ended March 31, 2015 and 2014, respectively.

The fair value of each warrant granted was estimated on the date of grant using the Black-Scholes valuation model with the following weighted average assumptions for grants during the years ended March 31, 2015 and 2014:

Warrants	2015	2014
Risk-free interest rates	1.42%	1.51%
Expected volatility	105.80%	102.20%
Dividend yields	—%	—%
Expected lives (years)	4 years	5 years

Stock Options

In September 2014, we awarded stock options for 1,360,000 shares of Calpian Inc.'s common stock with a fair value $818,941. Options with a weighted-average exercise price of $1.17 per share for 1,960,000 shares were outstanding at March 31, 2015. Intrinsic value is the amount by which the fair value of the underlying stock exceeds the exercise price of an option. Intrinsic value was $0 and $100,000 for options outstanding at March 31, 2015 and 2014, respectively. At March 31, 2015 and 2014, outstanding options are fully vested and the weighted-average remaining contractual term was 9.2 years; however, if services are earlier terminated, 1,960,000 and 700,000 options become void 90 days after termination.

We estimate the fair value of stock options granted using the Black-Scholes option valuation model .The expected life of options represents the period of time the options are expected to be outstanding and other subjective factors. The expected stock volatility is based on the average of historical volatility of the Calpian Inc.'s common stock and other subjective factors. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time awards are granted, and the expected dividend rate takes into account the absence of any historical payments and management’s intention to retain all earnings for future operations and expansion. No forfeiture is expected when stock options are granted.

The fair value of each option granted was estimated on the date of grant using the Black-Scholes valuation model with the following weighted average assumptions for grants during fiscal 2015 and 2014:

Option plan	2015	2014
Risk-free interest rates	2.21%	2.02%
Expected volatility	101.770%	99.200%
Dividend yields	—%	—%
Expected lives (years)	5 years	6 years

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During the year ending March 31, 2015, 515,000 shares of restricted common stock with a fair value of $276,235 were issued under the 2011 Equity Incentive Plan for consulting services. Stock based compensation for options included in selling, general and administrative expenses was $1,226,838 and $175,023 for the years March 31, 2015 and 2014, respectively.

13 - INCOME TAXES - The U.S. Operations are part of Calpian Inc.'s consolidated corporate income tax return

Our deferred income tax liabilities and assets reflect temporary differences between amounts of assets and liabilities for financial and tax reporting. We adjust our deferred income tax liabilities and assets, as appropriate, to reflect changes in tax rates expected to be in effect when the temporary differences reverse. We establish a valuation allowance to offset any deferred income tax assets if, based on the available evidence, it is more likely than not that some or all of the deferred income tax assets will not be realized. We recognize uncertain income tax positions taken or expected to be taken on tax returns at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. As of March 31, 2015 and 2014, no such uncertain income tax benefits were recognized.

14 - RELATED PARTIES

Support Services and Advances

ART Holdings, Inc. ("ART") has provided the U.S. Operations, since its startup period, with certain support services. Calpian, Inc.'s Chariman is also a director and officer of ART. It has been verbally agreed that payment for these services would accrue interest-free and be paid at a future date to be agreed on by the parties. At March 31, 2015 and 2014, amounts due to ART were $181,856 and $155,786, respectively, and is included in Related party payables on our combined carve-out balance sheet.

Cagan McAfee Capital Partners, LLC

On January 1, 2011, we signed a two year management advisory agreement with Cagan McAfee Capital Partners, LLC (“CMCP”), an investment company owned and controlled by Laird Q. Cagan, a member of our Board of Directors and a significant shareholder. The nonexclusive agreement provides for CMCP advising us on an array of financial and strategic matters and provides for the services of Mr. Cagan as a member of our Board. Pursuant to the agreement, CMCP is to be paid $14,500 plus expenses each month as available cash flow permits. On December 10, 2013, the agreement was extended through December 2015 and shall continue month-to-month beyond that date and is thereafter terminable by either party with 30 days notice. Under the terms of the extension, interest is to accrue beginning January 1, 2013 on unpaid balances at the rate of 12% per annum. The amounts due, including interest, to CMCP were $535,630 and $449,500 as of March 31, 2015 and 2014, respectively, and is accrued for in Related party payables on our combined carve-out balance sheet.

Additionally, in September 2013, we borrowed $120,000 from CMCP to help fund its investments in Money-on-Mobile. The unsecured loan is payable on demand and does not accrue interest. As of March 31, 2015, we have repaid the entire loan.

Cagan Capital, LLC

In 2011, Cagan Capital, LLC (“CCLLC”), an entity owned and controlled by Mr. Cagan, purchased $1.0 million of our subordinated notes payable and warrants to purchase up to 500,000 shares of our common stock at $1.00 per share on a cashless basis. The transaction was approved by Calpian Inc.'s Board of Directors. In connection with the extension of the maturity date of the subordinated notes in 2012, CCLLC was issued an additional 71,233 warrants to purchase shares of our common stock at $2.00 per share. There were no subordinated debt principal payments in 2015 or 2014 and interest paid at 12% per annum totaled $110,000 in 2015 and $80,000 in 2014.

In 2014, Mr. Cagan purchased $1.0 million of Calpian Residual Acquisition, LLC ("CRA") secured promissory notes payable and warrants to purchase up to 175,000 shares of Calpian common stock at $0.01 per share. The outstanding principal amount of this loan may be converted to Calpian Inc.'s common stock at any time by dividing the outstanding principal and any accrued interest by $2.00 per share. CRA promissory note principal payments were made in the amount of $32,833.35 in 2015 and interest paid at 12% per annum totaled $119,837 as of March 31, 2015. No payment was made in 2014.

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15 - COMMITTMENTS AND CONTINGENCIES

LITIGATION

National Bankcard Systems, Inc.

On September 18, 2012, National Bankcard Systems, Inc. ("NBS") filed suit in the District Court of Dallas County, Texas against Calpian Residual Partners V, LP (“CRPV”) and Calpian Inc., alleging breach of the Residual Purchase Agreement dated November 4, 2008, between CRPV and NBS and certain other improprieties by CRPV. Plaintiff has alleged damages on the date the suit was filed of $729,000 including unpaid merchant servicing fees, compensation for residuals added after we acquired the portfolio, and attorney fees. Plaintiff further alleges that damages continue to grow, but will not specify an amount. Craig Jessen, our President, and Harold Montgomery, our CEO, are members of our Board of Directors and substantial shareholders of Calpian Inc., and are executive officers of CRPV, but CRPV is not otherwise an affiliate of Calpian. Each of the Residual Purchase Agreement and the related alleged improprieties of CRPV arose prior to Calpian's acquisition of the underlying residual portfolio on December 31, 2010. On October 23, 2013, a final settlement agreement was reached in the amount of $250,000 ($100,000 payable within ten business days of date of final settlement agreement and $30,000 per month thereafter). During 2014, $100,000 of the settlement was paid, with the remaining $150,000 paid in 2015.

Other

During March 2015, the Calpian Commerce received cash payment of approximately $340,000 in relation to a recovery of disputed processing fees. This was a one-time settlement and was recorded to gain on legal settlement in the combined carve-out statements of operations.

16 - BUSINESS SEGMENT INFORMATION

Management measures each of our business segments based on pretax results of operations using accounting policies consistent in all material respects with those described in Note 2 - Summary of Significant Accounting Policies. No inter-segment revenue is recorded. We operate two business segments:

(1)  Calpian, Inc., which acquires recurring monthly residual income streams derived from credit card processing fees paid by retail merchants in the U.S.; and

(2)  Calpian Commerce, an independent sales organization in the U.S. with merchant servicing revenue streams.

Our segments generally align with our revenue streams on the combined carve-out statements of operations , except for certain residual portfolio revenue generated in Calpian Commerce rather than in Calpian, Inc. For the year ended March 31, 2015 and 2014, residual portfolio revenue recorded in Calpian Commerce was $0.9 million and $0.9 million, respectively.

Management’s approach of organizing its segments is based on the way to best make operating decisions and assessing performance. During fiscal year 2015, a Calpian Commerce merchant portfolio was sold for cash proceeds of $3.7 million and resulted in a gain on sale of $2.4 million. As this segment is not in the business of selling portfolios, and to allow investors to better assess prospects for future cash flows, the relating gain on sale has been inter-company transferred to Calpian, Inc.. In addition, Calpian Inc. sold a portion of its residual portfolio assets for cash proceeds of $3.8 million and resulted in a gain on sale of $2.9 million.

The following tables presents operating information by segment, reconciled to our combined carve-out loss before income taxes and equity investment loss, and segment assets.

	March 31,	March 31,
	2015	2014
Total assets:
Calpian, Inc.	$6,011,330	$12,293,211
Calpian Commerce	4,665,674	9,328,208
	$10,677,004	$21,621,419
Goodwill:
Calpian Commerce	$—	$2,341,928

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	Year Ended March 31,
	2015	2014
Revenue, net:
Calpian, Inc.	$2,834,625	$2,922,583
Calpian Commerce	19,390,098	22,255,362
	$22,224,723	$25,177,945
Cost of revenues:
Calpian, Inc.	$1,190,972	$1,172,438
Calpian Commerce	15,034,004	16,954,725
	$16,224,976	$18,127,163
Gross profit:
Calpian, Inc.	$1,643,653	$1,750,145
Calpian Commerce	4,356,094	5,300,637
	$5,999,747	$7,050,782
Purchases of property and equipment:
Calpian, Inc.	$4,848	$—
Calpian Commerce	44,877	242,496
	$49,725	$242,496
Depreciation and amortization (excluding portfolio amortization):
Calpian, Inc.	$15,798	$6,719
Calpian Commerce	160,615	121,927
	$176,413	$128,646
Interest expense:
Calpian, Inc.	$1,788,807	$1,797,920
Calpian Commerce	1,267,374	1,345,697
	$3,056,181	$3,143,617
Net loss:
Calpian, Inc.	$(1,546,231)	$(5,182,171)
Calpian Commerce	(3,632,560)	(917,909)
	$(5,178,791)	$(6,100,080)

17 - SUPPLEMENTAL CASH FLOW INFOMATION

The table below provides a summary of non-cash activities:

	Year Ended March 31,
	2015	2014
Calpian Inc.'s common stock issued to acquire equity investment	$—	$1,504,074
Calpian Inc.'s common stock issued in exchange for residual portfolios	—	14,880
Calpian Inc.'s warrants issued as part of debt financings	—	392
Subordinated debt converted to Calpian Inc.'s common stock	—	1,050,703
Issuance of Calpian Inc.'s warrants with debt	704,646	297,000
Calpian Inc.'s Series B preferred stock converted to common stock	—	550
Calpian Inc.'s common stock issued in exchange for deferred consulting	276,750	480,000
Interest Paid, net of amounts capitalized	2,579,757	2,250,161
Taxes Paid	—	—

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18 - SUBSEQUENT EVENTS

Sale of U.S. Operations

On November 30, 2015, Calpian, Inc. sold substantially all of its U.S. Operations, as well as all of its merchant residual portfolios. The buyer assumed $9.0 million of the our debt and issued warrants to purchase 6.0 million shares of the Buyer's common stock.

Litigation

On December 18, 2015, Reinvention Capital Advisors Co. ("Reinvention" or “Plaintiff”) filed suit in the District Court of the Eastern District of Pennsylvania against the Company alleging breach of the financial advisory services agreement (“First Amended Agreement”) dated June 12, 2015, between the Company and Reinvention. Plaintiff alleged damages on the date the suit was filed of $500,996, including unpaid monthly advisory fees, unpaid expenses, and a success fee for the sale of Calpian’s U.S. Operation. Calpian is required to file its answer to the compliant on February 5, 2016. The Company intends to defend this matter and, in its answer, the Company intends to deny material allegations and assert affirmative defenses.

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